Exhibit 99.1

FOR:	AMPAL-AMERICAN ISRAEL CORPORATION
CONTACT:	Irit Eluz
CFO - SVP Finance & Treasurer
(866) 447 8636
irit@ampal.com

FOR:	KM/KCSA Investor Relations
CONTACT:	Meirav Beeri
011-972-3-516-7620
meirav@km-ir.co.il

AMPAL ANNOUNCES PLAN TO CONVERT ITS PREFERRED STOCK AND

DUAL LIST ITS SHARES ON THE TEL AVIV STOCK EXCHANGE

Tel Aviv, Israel, July 19, 2006 - Ampal-American Israel Corporation (NASDAQ:AMPL) announced today that its shareholders had approved two amendments to Ampal’s Certificate of Incorporation that allow for Ampal to require the conversion of Ampal’s 4% and 6-1/2% Cumulative Convertible Preferred Stock. Ampal has also announced that, pursuant to these amendments, it will convert all outstanding shares of its 4% and 6-1/2% Cumulative Convertible Preferred Stock, effective on July 31, 2006 (the “Conversion Date”).

On the Conversion Date, each share of Ampal’s 4% Cumulative Convertible Preferred Stock will be redeemed for five shares of its Class A Stock plus an additional $2.58 per share paid in cash and each share of Ampal’s 6-1/2% Cumulative Convertible Preferred Stock will be redeemed for three shares of its Class A Stock plus an additional $4.09 per share paid in cash. Holders of Ampal’s 4% and 6-1/2% Cumulative Convertible Preferred Stock who voted in favor of the amendments will also receive $0.15 per share voted in favor of the amendments. Conversion notices and letters of transmittal will be mailed to appropriate holders of Ampal’s 4% and 6-1/2% Cumulative Convertible Preferred Stock prior to the Conversion Date. Following the Conversion Date, the only class of shares Ampal will have outstanding will be its Class A Stock. As previously announced, Ampal intends to seek a dual listing of its Class A Stock, which is currently traded on the NASDAQ, on the Tel Aviv Stock Exchange promptly following the conversion date.

About Ampal

Ampal and its subsidiaries primarily acquire interests in businesses located in the State of Israel or that are Israel-related. Ampal has diversified interests in the following sectors: Energy, Real Estate, Project Development and other. For more information about Ampal please visit our web site at www.ampal.com.

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to the Company that are based on the beliefs of management of the Company as well as assumptions made by and information currently available to the management of the Company. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," and similar expressions as they relate to the Company or the management of the Company, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events or future financial performance of the Company, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements, including among others, the economic and political conditions in Israel, the Middle East, including the situation in Iraq, and the global business and economic conditions in the different sectors and markets where the Company's portfolio companies operate. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcome may vary from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Please refer to the Company's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.